EXHIBIT 10.14

SECURITY AGREEMENT

This Security Agreement (the “Security Agreement”), dated as of April 23, 2010, is by and between Pacific Stair Products, Inc., a Delaware corporation (the “Debtor”), and Marc Schorr together with his heirs, administrators, successors and assigns (“Schorr”) and Richard A. Horowitz, together with his heirs, administrators, successors and assigns (“Horowitz” and together with Schorr, each a “Secured Party” and collectively, the “Secured Parties”).

Background

1.                                       On or about the date hereof, the Debtor and its affiliates have issued to the Secured Parties Secured Subordinated Promissory Notes in the aggregate original principal amount of $750,000.00 (as the same may be amended from time to time, (the “Notes”) with each Secured Party acquiring a Note for the principal amount specified opposite such Secured Party’s name on Exhibit “A”.  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Notes.

2.                                       To induce the Secured Parties to loan funds to the Debtor and its affiliates pursuant to the Notes, the Debtor has agreed to provide the Secured Parties with a security interest in the Collateral (as hereinafter defined).

N O W, T H E R E F O R E,

In consideration of the promises and the mutual covenants and agreements herein set forth, and in order to induce the Secured Parties to loan funds pursuant to the Notes, the Debtor hereby agrees with the Secured Parties as follows:

Section 1.               Grant of Security Interest.  The Debtor hereby grants to the Secured Parties, on the terms and conditions hereinafter set forth, a security interest in the collateral identified in Section 2 below (the “Collateral”), subject only to the liens set forth on Exhibit “B” (“Permitted Liens”).

Section 2.               Collateral.  The “Collateral” is all tangible and intangible assets of the Debtor of whatever kind and nature (including, without limitation, all intellectual property of whatever kind or nature of the Debtor including patents, trademarks, tradenames, copyrights and all other intellectual property and any applications or registrations therefore, accounts, chattel paper, commercial tort claims, documents, equipment, farm products, general intangibles, instruments, inventory, investment property, and the equity of all of Debtor’s subsidiaries), in each case whether now owned or hereafter acquired and wherever located, and all proceeds thereof, together with all proceeds, products, replacements and renewals thereof.  The Debtor agrees that, except in connection with any Permitted Liens or the exercise of the Lenders’ (as defined below) right, it will not sell, transfer, pledge, mortgage or encumber any of the Collateral (other than sales of goods or services in the ordinary course of business) without the prior written consent of the Secured Parties.

Section 3.               Representations and Warranties; Covenants.  The Debtor hereby represents, warrants and covenants as follows:

(a)                                  The Debtor has title to the Collateral free from any lien, security interest, encumbrance or claim, other than Permitted Liens.

(b)                                 The Debtor will maintain the Collateral so as to preserve its value subject to wear and tear in the ordinary course.

(c)                                  The Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(d)                                 The Debtor will pay when due all existing or future charges, liens, or encumbrances on the Collateral, and will pay when due all taxes and assessments now or hereafter imposed or affecting it unless such taxes or assessments are diligently contested by the Debtor in good faith and reasonable reserves are established therefor.

(e)                                  All information with respect to the Notes and the Collateral and account debtors set forth in any schedule, certificate or other writing at any time heretofore furnished by the Debtor to the Secured Parties, and all other written information heretofore furnished by the Debtor to the Secured Parties, is true and correct in all material respects, as of the date furnished.

(f)                                    As soon as practicable following the date of execution of this Security Agreement and in any event within five (5) business days of such date, the Debtor will prepare, execute and file with the Secretary of State in the State of Delaware a UCC-1 Financing Statement covering the Collateral, naming the Secured Parties as secured parties thereunder.

(g)                                 The Debtor will keep its records concerning the Collateral at its address shown in Section 18 below.  Such records will be of such character as to enable the Secured Parties or their representatives to determine at any time the status thereof, and the Debtor will not, unless the Secured Parties shall otherwise consent in writing, maintain any such record at any other address.

(h)                                 The Debtor will furnish the Secured Parties information on a quarterly basis concerning the Debtor, the Notes and the Collateral as the Secured Parties may at any time reasonably request and shall promptly furnish the Secured Parties with information upon the Debtor’s becoming aware of any material non-compliance with any obligation evidencing indebtedness for other borrowed money which might or would be likely to result in a default or event of default under any such obligation.

(i)                                     The Debtor will permit the Secured Parties and their representatives at any reasonable time on five (5) day prior written notice to inspect any and all of the Collateral, and to inspect, audit and make copies of and extracts from all records and all other papers in possession of the Debtor pertaining to the Notes and the Collateral and will, on request of the Secured Parties, deliver to the Secured Parties all such records and papers for the purpose of enabling the Secured Parties to inspect, audit and copy same.  Any of the Debtor’s records delivered to the Secured Parties shall be returned to the Debtor as soon as the Secured Parties shall have completed its inspection, audit and/or copying thereof.

Section 4.             Subordination.  Notwithstanding anything to the contrary in this Agreement, the payment and priority of all claims of either Secured Party under this Agreement are subordinate in right, time, and priority to the claims of Citibank, N.A. and HSBC Bank USA, National Association (the “Lenders”), and all such amounts payable to either Secured Party shall not be paid or payable, except as set forth in the Subordination and Intercreditor Agreement dated April     , 2010 between the Lenders and the Secured Parties (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”).  The Subordination Agreement is incorporated by reference as if set forth in full.  To the extent the Subordination Agreement requires, Debtor shall pay the Lenders any sums this document otherwise requires Debtor to pay either Secured Party.

Section 5.             Secured Parties May Perform.  Upon the occurrence and continuation of an “Event of Default” under any Note, at the option of the Secured Parties and subject to any limitations in the Subordination Agreement, the Secured Parties may discharge taxes, liens or security interests, or other encumbrances at any time hereafter levied or placed on the Collateral except to the extent same are Permitted Liens; may pay for insurance required to be maintained on the Collateral pursuant to Section 3; and may pay for the maintenance and preservation of the Collateral.  The Debtor agrees to reimburse the Secured Parties on demand for any payment made, or any expense incurred, by the Secured Parties pursuant to the foregoing authorization.  Until the occurrence and continuation of an Event of Default, subject to any restrictions and/or limitations set forth in the Subordination Agreement, the Debtor may have possession of the Collateral and use it in any lawful manner not inconsistent with this Security Agreement.

Section 6.             Obligations Secured; Certain Remedies.  This Security Agreement secures the payment and performance of all obligations of the Debtor to the Secured Parties under the Notes, whether now existing or hereafter arising.  Upon the occurrence and continuation of an Event of Default under any Note, the Secured Parties may declare all obligations secured hereby immediately due and payable and may exercise the remedies of a secured party under the Uniform Commercial Code, subject to any restrictions and/or limitations set forth in the Subordination Agreement.  Without limiting the foregoing, subject to any restrictions and/or limitations set forth in the Subordination Agreement, the Secured Parties may require the Debtor to assemble the Collateral and make it available to the Secured Parties at a place to be designated by the Secured Parties which is reasonably convenient to both parties or to execute appropriate documents of assignment, transfer and conveyance, in each case, in order to permit the Secured Parties to take possession of and title to the Collateral.  Unless the Collateral is perishable or threatens to decline rapidly in value or is of a type customarily sold on a recognized market, subject to any restrictions and/or limitations set forth in the Subordination Agreement, the Secured Parties will give the Debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  The requirements of reasonable notice shall be met if such notice is mailed to the Debtor via registered or certified mail, postage prepaid, at least fifteen (15) days before the time of sale or disposition.  Expenses of retaking, holding, preparing for sale, selling or the like, shall include the Secured Parties’ reasonable attorneys’ fees and legal expenses.

Section 7.             Debtor Remains Liable.  Anything herein to the contrary notwithstanding:

(a)                            Notwithstanding the exercise of any remedy available to the Secured Parties hereunder or at law in connection with an Event of Default, the Debtor shall remain liable to repay the balance remaining unpaid and outstanding under the Notes after the value or proceeds received by the Secured Parties in connection with such remedy is subtracted.  The Secured Parties shall promptly deliver and pay over to the Debtor any portion of the value or proceeds received in connection with such remedy that remains after the unpaid and outstanding portion of the Notes is paid in full.

(b)                           The Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed.

(c)                            The exercise by the Secured Parties of any of their rights hereunder shall not release the Debtor from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(d)                           The Secured Parties shall not have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Secured Parties be obligated to perform any of the obligations or duties of the Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 8.             Security Interest Absolute.  All rights of the Secured Parties and the security interests granted to the Secured Parties hereunder shall be absolute and unconditional, to the maximum extent permitted by law, irrespective of:

(a)                            Any lack of validity or enforceability of the Notes or any other document or instrument relating thereto;

(b)                           Any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations or any other amendment to or waiver of or any consent to any departure from the Notes or any other document or instrument relating thereto;

(c)                            Any exchange, release or non-perfection of any collateral (including the Collateral), or any release of or amendment to or waiver of or consent to or departure from any guaranty, for all or any of the Obligations; or

(d)                           Any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Debtor, a guarantor or a third party grantor of a security interest.

Section 9.             Additional Assurances.  At the request of the Secured Parties, the Debtor will join in executing or will execute, as appropriate, all necessary financing statements in a form satisfactory to the Secured Parties, and the Debtor will pay the cost of filing such statements, including all statutory fees.  The Debtor will further execute all other instruments deemed necessary by the Secured Parties and pay the cost of filing such instruments.  The Debtor covenants that it will not grant any other security interest in the Collateral without first obtaining the written consent of the Secured Parties unless same is a Permitted Lien.

Section 10.           Secured Parties; Actions.  The security interests of the Secured Parties hereunder shall be pari passu in all respects.  In the event that either Secured Party forecloses on any Collateral hereunder, such foreclosed Collateral and any net proceeds or products thereof shall be distributed pro-rata between the Secured Parties in accordance with their respective percentage of the principal amount of the Notes then outstanding.  Notwithstanding the foregoing or anything to the contrary contained herein, the taking of any action or the exercise of any power, right or remedy by the Secured Parties hereunder shall require the written consent of Secured Parties holding not less than 50.01% of the aggregate principal amount of Notes then outstanding and the taking of any action and/or the exercise of any such power, right or remedy with such written consent shall be binding upon all of the Secured Parties.

Section 11.           Expenses.  The Debtor will upon demand pay to the Secured Parties the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Secured Parties may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral upon the occurrence and continuation of an Event of Default, (ii) the exercise or enforcement of any of the rights of the Secured Parties hereunder, or (iii) the failure by the Debtor to perform or observe any of the provisions hereof.

Section 12.           Notices of Loss or Depreciation.  The Debtor will immediately notify the Secured Parties of any claim, suit or proceeding against any Collateral or any event causing material loss or depreciation in the value of Collateral, including the amount of such loss or depreciation

Section 13.           No Waivers.  No waiver by the Secured Parties of any default shall operate as a waiver of any other default or of the same default on any subsequent occasion.

Section 14.           Successor and Assigns.  The Secured Parties shall have the right to assign this Security Agreement and its rights hereunder without the consent of the Debtor.  All rights of the Secured Parties shall inure to the benefit of the successors and assigns of the Secured Parties.  All obligations of the Debtor shall be binding upon the Debtor’s successors and assigns.

Section 15.           Governing Law; Jurisdiction.  This Security Agreement shall be governed by the laws of the State of New York, without giving effect to such jurisdiction’s principles of conflict of laws, except to the extent that the validity or the perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.  Each of the parties hereto submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in federal or state courts located within Nassau or Suffolk Counties in the State of New York.

Section 16.           Counterparts.  This Security Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Section 17.           Remedies Cumulative.  The rights and remedies herein are cumulative, and not exclusive of other rights and remedies which may be granted or provided by law.

Section 18.           Notices.  Any demand upon or notice to the Debtor hereunder shall be effective when delivered by hand or when properly deposited in the mails postage prepaid, or sent by electronic facsimile transmission, receipt acknowledged, or delivered to an overnight courier, in each case addressed to the Debtor at the address shown below or as it appears on the books and records of the Secured Parties.  Demands or notices addressed to any other address at which the Secured Parties customarily communicates with the Debtor also shall be effective.  Any notice by the Debtor to the Secured Parties shall be given as aforesaid, addressed to the Secured Parties at the address shown below or such other address as the Secured Parties may advise the Debtor in writing:

If to the Secured Parties:	Marc Schorr
One Hughs Center Drive
Penthouse 1904
Las Vegas, Nevada 89109

and

Richard A. Horowitz
P&F Industries, Inc.
90 Wheatley Road
Old Westbury, New York 11568

With a copy to:	Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, New York 11556
Attn: Thomas A. Draghi, Esq.

If to the Debtor:	Pacific Stair Products, Inc.
445 Broadhollow Road, Suite 100
Melville, New York 11788
Attn. President

Section 19.           Entire Agreement.  This Security Agreement and the documents and instruments referred to herein embody the entire agreement entered into between the parties relating to the subject matter hereof, and may not be amended, waived, or discharged except by an instrument in writing executed by the Secured Parties.

Section 20.          Termination.  This Security Agreement shall terminate upon the repayment in full of all Obligations following which the Secured Parties shall cooperate in the filing of the necessary or appropriate documents and instruments to release the security interest created hereby and will execute and deliver any and all documents and/or instruments reasonably requested by Debtor in connection therewith.

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IN WITNESS WHEREOF, the parties hereto, by their duly authorized agents, have executed this Security Agreement as of the date set forth above.

PACIFIC STAIR PRODUCTS, INC.

By:	/s/ Joseph A. Molino, Jr.
Name: Joseph A. Molino, Jr.
Title: Vice President

/s/ Marc Schorr
Marc Schorr

/s/ Richard A. Horowitz
Richard A. Horowitz

EXHIBIT A

Name	Principal Amount of each of the Notes

Marc Schorr	$500,000.00

Richard A. Horowitz	$250,000.00

EXHIBIT B

Permitted Liens

(a)           Liens existing on the date hereof as set forth on Schedule I attached hereto and accept to each Lender, including any renewals or extensions thereof or any amendments or modifications thereto, or, with respect to the liens of Wachovia Bank on the Jupiter Premises and the Tampa Premises, any refinancings of such debt with the same or new lenders; provided that no such Lien is extended, modified or otherwise amended to cover any additional property;

(b)           Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided,  however, that adequate reserves with respect thereto are maintained on the books of the Debtor in accordance with GAAP;

(c)           carriers, warehousemans’, mechanics’, suppliers, or other like Liens arising in the ordinary course of business and not overdue for a period of more than 45 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish in any material respect the interest of the Secured Parties in any of the Collateral;

(d)           Liens incurred or deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety, performance and appeal bonds, and other obligations of a similar nature incurred in the ordinary course of business;

(e)           any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding provided that the execution or other enforcement of such Lien is effectively stayed;

(f)            easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not materially interfere with the occupation, use and enjoyment by the Debtor of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(g)           deposits under workmen’s compensation, unemployment insurance and social security laws;

(h)           purchase money Liens for fixed or capital assets, including obligations under any Capital Lease; provided, in each case, (x) no Event of Default or event which, upon notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or shall occur after the grant of the proposed Lien, and (y) such purchase money Lien does not exceed 100% of the purchase price and encumbers only the property being acquired and such other property that may have been previously acquired from such Person or an affiliate of such Person, so long as such Lien does not, at any time, extend to any items of collateral not so acquired from such Person;

(i)            Liens on assets acquired in a Permitted Acquisition, provided that such Liens (i) only cover assets acquired thereunder and (ii) are the result of the continuation of Liens on such assets in existence on the date of the closing of such Permitted Acquisition;

(j)            Liens on assets acquired in the Woodmark Acquisition, provided that such Liens, (i) only cover assets acquired thereunder and (ii) are the result of the continuation of Liens on such assets in existence on the date of the closing of such acquisition;

(k)           Liens granted to the administrative agent for the benefit of the Lenders; and

(l)            Liens on escrow funds granted under the terms of the Purchase Agreement and in other escrow funds constituting a possible portion of the purchase price under any Permitted Acquisition.

As used herein, the following terms shall have the following meanings:

“Capital Lease” shall mean (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on the balance sheet of the lessee, and (b) any other such lease the obligations with respect to which are required to be capitalized on the balance sheet of the lessee.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, term notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) Indebtedness of others directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) all obligations of such Person under hedging agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the administrative agent and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers acceptances; and (j) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit.

“Jupiter Premises” shall mean the real property owned by Florida Pneumatic Manufacturing Corporation, at 851 Jupiter Park Lane, Jupiter, Florida  33458.

“Liens” shall mean any lien (statutory or otherwise) security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Permitted Acquisition” shall mean any acquisition by Debtor of more than 50% of the outstanding capital stock, membership interest, partnership interest or other similar ownership interest of a Person organized under the laws of the United States or any state thereof which is engaged in a line of business similar to the business of P&F Industries, Inc. (“P&F”) or any of its subsidiaries or the purchase of all or substantially all of the assets used by such Person or a division of such Person; provided (a) the business which is the subject of such acquisition does not have a negative EBITDA for the four fiscal quarters immediately prior to the date of consummation of the proposed acquisition for which financial statements are available; (b) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition, (c) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by all of the shareholders or all of such members if shareholder or such member approval is required under applicable law or by the by-laws, certificate of incorporation or other governing instruments of such Person, (d) prior to the closing of any such acquisition, the Debtor shall have delivered evidence to the administrative agent for the Lenders (with sufficient copies for each of the Lenders) that, on a pro forma basis, the Debtor and any co-borrower will be in compliance with the financial condition covenants under the Lender’s loan documents upon completion of such acquisition;

“Permitted Acquisition Purchase Price” shall mean, with respect to any Permitted Acquisition, collectively, without duplication, (a) all cash paid by Debtor or any of its co-borrowers and/or subsidiaries in connection with such Permitted Acquisition, including transaction costs, fees and other expenses incurred by such co-borrower or such subsidiary in connection with such Permitted Acquisition, (b) all Indebtedness created, and all Indebtedness assumed, by the Debtor or any co-borrower or any of their respective subsidiaries in connection with such Permitted Acquisition, (c) the value of all capital stock issued by Debtor or any co-borrower or any of their respective subsidiaries in connection with such Permitted Acquisition, and (d) the deferred portion of the purchase price (exclusive of interest thereon) or any other costs paid by Debtor and any co-borrower or any of their respective subsidiaries in connection with such Permitted Acquisition, including, but not limited to, any incremental amount payable as a result of consulting agreements and non-compete agreements, as estimated by P&F in good faith, as reasonably approved by the administrative agent for the Lenders.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or governmental authority.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement between Woodmark International L.P., a Texas limited partnership and Stair House, Inc., a Georgia corporation, as Sellers, and Woodmark, as Purchaser, dated as of June 30, 2004, and all exhibits and schedules thereto.

“Tampa Premises” means the real property owned by Countrywide Hardware, Inc. at 10333 Windhorst Road, Tampa, Florida  33619.

“Woodmark Acquisition” shall mean the acquisition by Woodmark International, L.P. of assets and the assumption of certain liabilities of the Sellers pursuant to the Purchase Agreement.

Schedule I

1.                                       Liens relating to the Tampa, Florida Premises set forth in the Title Commitment Number 200403887 (Liberty Title number LTNY-2888-S-04 D) issued by Liberty Title Agency as agent for Chicago Title Insurance Company, with an effective date of June 8, 2004.

2.                                       Second Mortgage Hy-Tech Machine, Inc. to Hy-Tech Holdings, Inc. dated June 26, 2009 in the original principal amount of $1,719,706.50.